Exhibit 10.10

March 23, 2021

James Chung

Email Address: [...***...]

Re:	Employment Terms

Dear James,

Kyverna Therapeutics (the “Company”) is pleased to offer you employment beginning on April 12th, 2021 (the “Start Date”).

Position

Your position will be Senior Vice President, Chief Medical Officer. You will be responsible for performing such duties as are assigned to you from time to time, reporting to Dominic Bone. You will work at our office located at 5980 Horton Street, Suite 550, Emeryville, CA 94608. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Compensation and Benefits

Your base salary will be paid at the rate of $375,000 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule.

In addition, you will receive a one-time sign-on/retention bonus of $30,000, less applicable withholdings, payable within thirty (30) days after your Start Date. This bonus is only earned if you remain employed by the Company through the two-year anniversary of your Start Date. Therefore, if your employment with the Company terminates for any reason prior to the one-year anniversary of your Start Date, you agree to repay in full, within thirty (30) days after your last day of employment with the Company, the full gross amount of the bonus. Further, if your employment ends for any reason after the one-year anniversary of your Start Date but before the two-year anniversary, then you agree to repay one-half of the gross amount of the bonus within thirty (30) days after your last day of employment with the Company.

You will also be eligible for an incentive bonus for each fiscal year of the Company that you are employed. Whether you receive a bonus and the amount of any such bonus will be determined by the Company’s Leadership team and the Company’s Board of Directors (the “Board”) based on your performance against criteria determined by the Leadership Team and the Board. Your target bonus will be equal to 35% of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. The Company will pay you this bonus, if any, no later than March 15th of the following calendar year. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.

During your employment, you will be eligible to participate in the benefits plans offered to similarly situated employees by the Company. You will be subject to plan terms and generally applicable Company policies. The Company has engaged TriNet as its Professional Employer Organization (“PEO”) to administer wages and benefits to its personnel. As such, your direct employment, benefits and tax filing will be under the TriNet name.

Kyverna Therapeutics, Inc.	5980 Horton Street, Suite 550 Emeryville, CA 94608	hello@kyvernatx.com kyvernatx.com

The Company currently offers its employees the following benefits through TriNet: medical insurance coverage, dental, vision, disability, and life insurance, as well as other benefits for which you will be eligible effective first of the month following date of hire. The Company also provides pre-set paid holidays each year. Details of the annual holiday schedule are posted on the TriNet Website. The Company reserves the right to modify, amend or terminate any such plans and programs it adopts at any time in its discretion and may decide not to provide some or all the benefits listed above.

Currently, the Company has a flexible vacation policy for exempt employees. Vacation hours are not allotted or accrued, and there is no “unused” vacation time to be carried over from one year to the next nor paid out upon termination. Vacation time off can be taken as needed and supervisors will approve vacation requests based on the employee’s progress on work goals or milestones, status of projects, fairness to the working team, and productivity and efficiency of the employee. A full description of current benefits is available for your review. The Company may change compensation and benefits from time to time in its discretion.

Relocation and housing

It is understood that you will relocate to the San Francisco Bay Area no later than sometime during the summer of 2023. The Company will provide financial support for this relocation according to terms that will be defined and mutually agreed upon in January 2023. As an indication of the Company’s commitment to support your relocation in 2023, the Company will reimburse your moving expenses up to $40,000 (net of taxes). This bonus will be paid to you in 2023 within 30 days of your relocation date, subject to your continued employment through such date and upon provision of moving expense receipts. In addition, concurrent with your move, we will provide you with 30 days of housing allowance for temporary living up to approximately $3,500 per month (net of taxes). The housing allowance and relocation bonus together are “the Relocation Amounts.” The Relocation Amounts are only earned if you remain employed by the Company through the two-year anniversary of your Start Date. Therefore, if your employment with the Company terminates for any reason prior to the one-year anniversary of your Start Date, you agree to repay in full, within thirty (30) days after your last day of employment with the Company, the full gross amount of the Relocation Amounts. Further, if your employment ends for any reason after the one-year anniversary of your Start Date but before the two-year anniversary, then you agree to repay one-half of the gross amount of the Relocation Amounts within thirty (30) days after your last day of employment with the Company.

Your physical presence in the Kyverna headquarter offices in Emeryville, CA is deemed necessary to the business operations and part of your employment obligations. Prior to your relocation to the Bay Area, the Company will cover the travel and lodging expenses related to you being in the Kyverna headquarter offices from your start date of April 12th, 2021 through your relocation date, anticipated for the summer of 2023. These expenses will be capped to $3,500/month. Any changes to this amount will have to be approved by Kyverna Board of Directors. Your physical presence in the office will occur according to a schedule to be mutually agreed upon by you and your hiring manager, CEO Dominic Borie, which may include at most spending 4 or 5 days a week each week in the office. Due to the COVID-19 pandemic, your initial work will occur remotely for the foreseeable future. After we reopen our office at full capacity (including for non-lab-based workers such as yourself), we will expect you to start planning visits to the office in discussion with your hiring manager.

Equity

Subject to approval by the Board, the Company anticipates granting you an option to purchase 450,000 shares of the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”). The Option will be governed by the terms and conditions of the Company’s 2021 Stock Plan (the “Plan”) and your grant agreement, and will include the following vesting schedule:

You will vest 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, subject to your Continuous Service (as defined in the Plan) as of each such date.

Confidential Information and Company Policies

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

By signing this letter, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

At-Will Employment and Exempt Status

Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or Without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

As a full-time exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be entitled to overtime compensation.

Severance

If, at any time, the Company terminates your employment for Cause (as defined herein), or if you resign without Good Reason (as defined herein), or your employment terminates as a result of your death or disability, you will receive your base salary accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including severance benefits.

If, outside of a CIC Period (as defined herein), the Company terminates your employment without Cause, or you resign for Good Reason, and other than as a result of your death or disability, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your obligations below, you shall be entitled to receive the following severance benefits:

1.

an amount equal to 3-months of your then-current base salary, less all applicable withholdings and deductions, paid over such 3-month period. This amount will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period following the date of your termination date; provided, however, that no payments will be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the severance benefits that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the release, with the balance to be paid as originally scheduled.

2.

if you timely elect continued coverage under COBRA, then the Company shall pay the entire COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the 3-month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, and (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease.

If, within a CIC Period (as defined herein), the Company terminates your employment without Cause, or you resign for Good Reason, and other than as a result of your death or disability, and provided such termination constitutes a Separation from Service, then subject to your obligations below, you shall be entitled to receive the following severance benefits:

1.	an amount equal to 6-months of your then-current base salary, less all applicable withholdings and deductions, paid over such 6-month period.

2.

if you timely elect continued coverage under COBRA, then the Company shall pay the entire COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the 6-month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, and (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease.

3.

The Company will accelerate the vesting of any outstanding options such that, as of the date of your employment termination, you will be deemed to have vested in those shares that would have vested on the twelve-month anniversary of your employment termination.

Your receipt of the severance benefits set forth herein is conditional upon (a) your continuing to comply with your obligations under your Employee Proprietary Information and Invention Assignment Agreement; and (b) your delivering to the Company an effective, general release of claims in favor of the Company within 60 days following your termination date.

Definitions

For purposes of this Agreement, “Cause” means (a) your material breach of any agreement between you and the Company; (b) your material failure to comply with the Company’s written policies or rules; (c) your conviction of, or your plea of “guilty” or “no contest’ to, a felony; (d) your gross negligence or willful misconduct; (e) your continuing failure to perform assigned duties after receiving written notification of the failure from the Board; (f) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation; or (g) any intentional act that has a material detrimental effect on the Company’s reputation or business.

For purposes of this Agreement, “Good Reason” means that any of the following actions are taken by the Company without your consent: (a) a reduction in your base salary by more than 10% (other than a reduction generally applicable to employees of the Company who are similarly situated with you); or (b) a material diminution of your authority, duties or responsibilities; provided, however, that (i) a mere change of title alone will not constitute Good Reason, or (ii) a reduction in your authority, duties or responsibilities solely by virtue of the Company undergoing a Change in Control and being made part of a larger entity or group of entities, such that you retain substantially similar or greater responsibilities with respect to the entity, division or business unit that constitutes the Company’s business following a Change in Control, shall not constitute Good Reason. To resign for Good Reason, all of the following requirements must be satisfied: (1) you must provide notice to the Company of your intent to assert Good Reason within thirty (30) days of the initial existence of one or more of the conditions set forth in subclauses (a) through (c) above; (2) the Company will have thirty (30) days (the “Company Cure Period”) from the date of such notice to remedy the condition; and (3) your resignation must occur within ten (10) days after the expiration of the Company Cure Period.

For purposes of this Agreement, “Change in Control” means (i) a sale of all or substantially all of the Company’s assets other than to an Excluded Entity (as defined below); (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity other than an Excluded Entity; or (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of all of the Company’s then outstanding voting securities. An “Excluded Entity” means a corporation or other entity of which the holders of voting capital stock of the Company outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing a majority of the votes entitled to be cast by all of such corporation’s or other entity’s voting securities outstanding immediately after such transaction.

For purposes of this Agreement, the “CIC Period” shall be the period starting on the effective date of a Change in Control and ending on the one-year anniversary of the effective date of the Change in Control.

Section 409A

The payments and benefits under this Agreement are intended to qualify for exemptions from the application of Section 409A of the Internal Revenue Code (“Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse taxation under Section 409A. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service. Your right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (a) the expiration of the six-month period measured from the date of Separation from Service, (b) the date of your death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A. With respect to reimbursements or in-kind benefits provided hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (x) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (y) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred and (z) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

Conditions, Dispute Resolution, and Complete Agreement

This offer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States. Additionally, you are required to complete a background check, this offer is contingent upon satisfactory clearance of such background check. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement; breach, performance; or interpretation of this Agreement; your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employrnent-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or Judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”) In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

*            *             *

Please sign and date this letter, and the Employee Confidential Information and Inventions Assignment Agreement and return them to me by March 26th, 2021, if you wish to accept employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Dominic Borie
Dominic Borie, M.D., Ph.D. Chief Executive Officer

Understood and Accepted:

/s/ James Chung	3/23/21
James Chung, M.D., Ph.D.	Date